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                                                                     EXHIBIT 6.4

                                 AMENDMENT NO. 1
                                       TO
                              ACQUISITION AGREEMENT

         This is Amendment No. 1 (this "Amendment") to that certain Acquisition Agreement (the "Agreement") dated May ___, 1999, by, between and among GOLF BALL WORLD, INC., a company incorporated under the laws of the State of Florida; QORUS.COM, INC., a company incorporated under the laws of the State of Delaware; and the persons listed on Exhibit "A" attached thereto and made a part thereof, being all of QORUS's stockholders now and as of the closing date of the Agreement. All terms not defined herein are used with the same meanings as defined in the Agreement.

         1. The first sentence of Section 2 of the Agreement is hereby amended to read in its entirety as follows:

                  2. Purchase Price. The aggregate purchase price to be paid by GOLF for the QORUS Common Shares shall be 5,332,334 (post-reverse split) shares of GOLF $.001 par value voting common stock (the "GOLF Common Shares").

         2. Each and every reference in the Agreement to "8,400,000" is hereby amended to read "5,332,334," and any mathematical calculation set forth in the Agreement, including, without limitation, the calculation of any percentages, which included the number "8,400,000" is hereby amended accordingly to reflect the use of "5,332,334" in lieu thereof.

         3. Except as expressly modified hereby, each of the other terms and provisions of the Agreement are hereby ratified and confirmed in all respects and shall remain in full force and effect in accordance with their respective terms.

         4. This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement.

         IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment as of the date first written above.

                                               GOLF BALL WORLD, INC.


                                               By: /s/ Robert Hensberry
                                                   -----------------------------
                                               Title:  President and Chief
                                                       Executive Officer


                                               QORUS.COM, INC.


                                               By: /s/ Patrick J. Haynes III
                                                   -----------------------------
                                               Title:   Chairman


                                               STOCKHOLDERS


                                               (See Attached Schedule)